Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

Agilysys, Inc. (the “Company,” “we,” “our”) shares of Common Stock, without par value (the “Common Shares”), are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following briefly summarizes some of the general terms of the Common Shares and does not purport to be complete. It is subject to and qualified in its entirety by reference to the applicable provisions of the Certificate of Incorporation of Agilysys, Inc., as amended (the “Certificate”) and the Bylaws of Agilysys, Inc., as amended (the “Bylaws”). We encourage you to read the Certificate and the Bylaws.

General

The Company is authorized by its Certificate to issue 80,000,000 Common Shares. The Common Shares are traded on the Nasdaq Global Market under the ticker symbol “AGYS.” The Certificate also authorizes the issuance of 5,000,000 shares of preferred stock without par value (“preferred stock”), none of which are currently issued and outstanding. Shares of preferred stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series as adopted by our board of directors.

The Company previously designated shares of its 5.25% Series A Preferred Stock (the “Series A Preferred Stock”). Following the mandatory conversion of the outstanding shares of the Series A Preferred Stock on November 24, 2023, there were no outstanding shares of the Series A Preferred Stock. On November 27, 2023, we filed a Certificate of Elimination with the Secretary of State of the State of Delaware to eliminate the Series A Preferred Stock as a designated class of preferred stock. The foregoing description of the Certificate of Elimination is not complete and is qualified in its entirety by reference to the full text of the Certificate of Elimination, which is incorporated by reference as an exhibit to our Current Report on Form 8-K filed on November 30, 2023 and incorporated herein by reference.

Dividend Rights

Subject only to any prior rights and preferences of any shares of preferred stock that may in the future be issued and outstanding, the holders of the Common Shares are entitled to receive dividends when, as and if declared by the Company’s board of directors out of legally available funds.

Voting Rights

The holders of Common Shares are entitled to one vote for each Common Share held on all matters presented at the Company’s meetings of shareholders. The holders of Common Shares are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Composition of Board of Directors; Election; Quorum

In accordance with our Bylaws, the number of directors may be fixed or changed by our board of directors; provided, however, that the total number of directors shall not be less than three or more than nine members. All directors shall be elected each year under the voting standards set forth in Article V, Section 1 of the Company’s Certificate and Section 2.10 of the Bylaws, and the directors shall hold office for a term of one year and until their respective successors are elected and qualified. In case of any increase in the authorized number of directors, any additional directors provided for and elected shall hold office for a term which shall coincide with the full term or the remainder of the term, as the case may be.

At all meetings of our board of directors, a majority of the whole authorized number of directors shall constitute a quorum for the transaction of business, except that a majority of the directors then in office shall constitute a quorum for purposes of filing a vacancy in our board of directors.

Certain Anti-Takeover Provisions of our Certificate and Bylaws and Delaware Law

There are provisions in our Certificate and Bylaws and in the Delaware General Corporation Law (the “DGCL”) that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management with respect to us.

Preferred Stock

Our board of directors has the authority to issue series of preference shares with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as our board of directors may determine, as described above.

Advance Notice Requirements

The Bylaws, including the First Amendment to the Bylaws adopted on May 25, 2023 (the “Bylaws Amendment”), establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of candidates for election to our board of directors and the solicitation of proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Exchange Act. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a shareholder will have to comply with certain advance notice requirements and provide us with certain information. These provisions might preclude our shareholders from bringing matters before our annual meeting of shareholders or from nominating candidates for election to our board of directors, or might discourage or impede an attempt by a potential acquirer of the Company to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of us. The foregoing description of the Bylaws, including the Bylaws Amendment, is not complete and is qualified in its entirety by reference to the full text of the Bylaws, including the Bylaws Amendment, each of which is incorporated by reference as an exhibit to our Current Report on Form 8-K filed on May 31, 2023 and incorporated herein by reference.

Amendment of Certificate or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard. Our Certificate provides that an affirmative vote of the holders of two-thirds (2/3) of the voting power entitled to vote in the election of our directors is required to amend the Certificate. Our Bylaws provide that an affirmative vote of the holders of two-thirds (2/3) of the voting power entitled to vote in the election of our directors is required to amend the Bylaws. In addition, the Bylaws provide that our board of directors is expressly authorized to amend the Bylaws without a shareholder vote.

Special Meetings of Shareholders

The Bylaws provide that a special meeting of the shareholders may be called only by the Chairman of our board of directors, the Company’s President, the Company’s Secretary, pursuant to a resolution of our board of directors, or upon the written request of two (2) directors. These provisions might delay the ability of our shareholders to force consideration of a proposal or to take any action, including with respect to the removal of any of our directors from office.

Removal of Directors, Vacancies

All the directors or any individual director may be removed from office, with or without cause, by an affirmative vote of the holders of a majority of the voting power entitled to vote in the election of directors.

Vacancies in the board of directors, whether caused by the death or resignation or removal of a director, or by an increase in the authorized number of directors, or otherwise, may be filled for the unexpired term by a vote of a majority of the remaining directors, though less than a quorum of the Company's board of directors.

Delaware Law

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested shareholder, unless the interested shareholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Section 203 does not apply to a corporation if its certificate of incorporation or bylaws state that the corporation expressly elects not to be governed by it. We have not opted out of Section 203.

Preemptive or Conversion Rights

Holders of Common Shares have no preemptive right to purchase, have offered for purchase or subscribe for any of the Common Shares or other securities of any class, whether now or hereafter authorized. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Shares.

Director and Officer Exculpation

On September 11, 2023, we filed a certificate of amendment (the “Charter Amendment”) to the Certificate, after approval by our shareholders, which provides exculpation from liability for certain directors and officers of the Company, to the fullest extent permitted by the DGCL. This includes exculpation of the covered officers for personal liability for monetary damages in connection with direct claims brought by shareholders for breach of fiduciary duty of care, including class actions. The Certificate does not limit the liability of the covered officers for: (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any transaction from which the officer derived an improper personal benefit; or (iv) claims for breach of fiduciary duty of care claims brought by the Company itself, or derivative claims brought by shareholders in the name of the Company. The foregoing description of the Certificate, including the Charter Amendment, is not complete and is qualified in its entirety by reference to the full text of the Certificate, including the Charter Amendment, each of which is incorporated by reference as an exhibit to our Current Report on Form 8-K filed on September 13, 2023 and incorporated herein by reference.

Directors’ Liability; Indemnification of Directors and Officers

Our Certificate limits the liability of our directors and officers to the fullest extent permitted by the DGCL and provides that we will provide our directors and officers with indemnification to the fullest extent permitted by applicable law where such director or officer is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”) by reason of the fact that he or she was serving as a director or officer; provided, however, that we are not required to indemnify any person in connection with a Proceeding initiated by such person, except with respect to Proceedings authorized by our board of directors or brought to enforce an indemnification right. In addition, we entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Exclusive Forum

Our Certificate provides that, unless we otherwise consent in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, in the event that the Chancery Court dismisses such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court located within the State of Delaware. This provision will not apply to any claim for which the federal courts have exclusive jurisdiction.

Notwithstanding the foregoing, unless we otherwise consent in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act of 1933, as amended.

Transfer Agent

Computershare Trust Company, N.A. is the transfer agent for our Common Shares.